Exhibit 99

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179 NYSE symbol: JPM www.jpmorganchase.com

JPMorgan Chase Regulatory Capital Update
New York – June 30, 2023
JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) announced today that it has completed the Federal Reserve’s 2023 Comprehensive Capital Analysis and Review (“CCAR”) stress test process. The Firm’s indicative Stress Capital Buffer (“SCB”) requirement is 2.9% (down from the current 4.0%) and the Firm’s Standardized Common Equity Tier 1 capital ratio requirement including regulatory buffers is 11.4% (down from the current 12.5%). The Federal Reserve will provide the Firm with its final SCB requirement by August 31, 2023, and that requirement will become effective on October 1, 2023 and will remain in effect until September 30, 2024.

JPMorgan Chase’s Board of Directors intends to increase the quarterly common stock dividend to $1.05 per share (up from the current $1.00 per share) for the third quarter of 2023. The Firm’s quarterly common stock dividends are subject to approval by the Board of Directors at the customary times that those dividends are declared.

The Firm continues to be authorized to repurchase common shares under its existing common share repurchase program previously approved by the Board of Directors.

Jamie Dimon, Chairman and CEO of JPMorgan Chase said: “The Federal Reserve’s 2023 stress test results show that banks are resilient – even while withstanding severe shocks – and continue to serve as a pillar of strength to the financial system and broader economy. We continue to maintain a fortress balance sheet with strong capital levels and robust liquidity, and we remain prepared for a broad range of potential outcomes, including potentially higher future capital requirements from the finalization of the Basel III capital rules. We will continue to use our capital to invest in and grow our market-leading businesses to support clients and communities throughout the world, pay a sustainable dividend, and return any remaining excess capital to our shareholders. The Board’s intended dividend increase represents a sustainable and modestly higher level of capital distribution to our shareholders, which is supported by the combination of our strong financial performance and continuous investment in our businesses.”

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $3.7 trillion in assets and $303 billion in stockholders’ equity as of March 31, 2023. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

Investor Contact: Mikael Grubb 212-270-2479	Media Contact: Trish Wexler 212-270-5883